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                                                                 EXHIBIT 5.1
COPY                         FAEGRE & BENSON LLP                        COPY
       --------------------------------------------------------------
                3200 WELLS FARGO CENTER, 1700 LINCOLN STREET
                         DENVER, COLORADO 80203-4532
                           TELEPHONE 303.607.3500
                           FACSIMILE 303.607.3600
                               www.faegre.com



                                April 8, 2004



Mail-Well I Corporation
8310 S. Valley Highway, #400
Englewood, Colorado  80112

         Re:  Mail-Well I Corporation
              Registration Statement on Form S-4
              ----------------------------------

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-4, File No. 333-_____ (the "Registration Statement") of Mail-Well I Corporation, a Delaware corporation (the "Company"), and certain of its subsidiaries (the "Subsidiary Guarantors") listed therein, in connection with the exchange of $320,000,000 principal amount of the Company's 7 7/8% Senior Subordinated Notes due 2013 (the "Notes") for $320,000,000 principal amount of its outstanding 7 7/8% Senior Subordinated Notes due 2013 (the "Old Notes"). The Notes will be issued pursuant to an Indenture (the "Indenture") dated as of Ferbruary 4, 2004 among the Company, each Subsidiary Guarantor and the Trustee named therein, and will be guaranteed by such Subsidiary Guarantors pursuant to guarantees set forth therein (the "Guarantees").

         We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have examined, among other things, the terms of the Notes and the Indenture, including the Guarantees.

         Based on the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

         1. Assuming that the Notes have been duly authorized by the Company, when duly executed and authenticated as contemplated by the Indenture and delivered to the holders of the Old Notes in exchange for the Old Notes as contemplated by the Registration Statement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

         2. Assuming that the Guarantees have been duly authorized by each of the Subsidiary Guarantors, when the Notes are executed and authenticated as contemplated by the Indenture and delivered to the holders of the Old Notes in exchange for the Old Notes as contemplated by the Registration Statement, the Guarantees endorsed thereon will be entitled to



         COLORADO   MINNESOTA   IOWA   LONDON   FRANKFURT   SHANGHAI


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April 7, 2004
Page 2


the benefits of the Indenture and will be valid and binding obligations of the Subsidiary Guarantors, enforceable in accordance with their terms.

         The opinions expressed herein are subject to the following qualifications, assumptions and limitations:

         (a) In connection with rendering the opinions set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies thereof, and the authenticity of the originals of such latter documents.

         (b) The opinions set forth herein may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally.

         (c) Enforcement of the rights and remedies granted under the Notes and the Indenture may be limited by general principles of equity (including, without limitation, unconscionability), regardless of whether such enforcement is considered in a proceeding in equity or at law, and in this regard we have assumed that the holders of such rights and remedies will exercise them only in good faith and under circumstances and in a manner which are commercially reasonable.

         (d) We express no opinion as to the enforceability of any provisions in the Notes or the Indenture regarding indemnification or contribution or liquidated damages or requiring the payment of interest at a higher rate than the rate ordinarily borne by the Notes upon default. We express no opinion with respect to (i) the enforceability of any severability provision contained in the Notes or the Indenture or (ii) any provision in the Notes or the Indenture requiring that waivers be in writing or providing that a party's failure to exercise any right, remedy or option under such documents shall not operate as a waiver.

         (e) We express no opinion as to whether waivers of statutory or common law rights contained in either the Notes or the Indenture are enforceable.

         (f) We have assumed that each party to the Notes and the Indenture (other than the Company and the Subsidiary Guarantors) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such documents against the Company and the Subsidiary Guarantors.

         (g) We express no opinion as to the governing law or the choice of law provisions of any of the Notes and the Indenture.

         (h) We express no opinion as to the enforceability of provisions by which the parties submit to the jurisdiction of particular courts or waive objections to venue or waive a jury trial.

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April 7, 2004
Page 3


         (i) In rendering the opinions set forth herein, we have assumed that the Notes and the Indenture are valid and binding upon all parties thereto other than the Company and the Subsidiary Guarantors.

         (j) Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

         We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

                                                     Very truly yours,

                                                     /s/ Faegre & Benson LLP

                                                     FAEGRE & BENSON LLP